Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

CFO & COO

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Reports Third Quarter 2007 Financial Results

CAMBRIDGE, MA, October 30, 2007—Curis, Inc. (NASDAQ:CRIS), a drug development company focused on seeking to develop novel targeted medicines primarily for cancer treatment, today reported its financial results for the third quarter ended September 30, 2007.

For the third quarter of 2007, we reported a net loss of $3,718,000 or ($0.06) per share, as compared to a net loss of $1,537,000 or ($0.03) per share for the same period in the prior year.

Net revenues for the third quarter of 2007 were $1,312,000 as compared to $4,270,000 for the third quarter of 2006, a decrease of $2,958,000, or 69%. The decrease in net revenues was the result of a decrease in research and development contract revenue under collaborative arrangements which concluded in late 2006 and early 2007 and a decrease in license fee revenues, offset by a decrease in contra-revenues as follows:

•

Decrease in research and development contracts revenue. Revenue under research and development contracts was $766,000 for the third quarter of 2007 as compared to $2,020,000 for the same period in the prior year, a decrease of $1,254,000, or 62%. This decrease was primarily the result of (i) the conclusion of research funding during the fourth quarter of 2006 and first quarter of 2007 under our Hedgehog antagonist and Wnt signaling pathway collaborations with Genentech, (ii) our fourth quarter 2006 termination of a sponsored research agreement with the Spinal Muscular Atrophy Foundation and (iii) the conclusion of our BMP small molecule screening agreement with Centocor in the first quarter of 2007.

•

Decrease in license fee revenue. During the third quarter of 2007, license fee revenues were $546,000 as compared to $2,606,000 for the same period in 2006, a decrease of $2,060,000, or 79%. The decrease was the result of $2,284,000 in non-recurring license fee revenue recognized in 2006 as part of a settlement agreement with Micromet. Offsetting this decrease, we accelerated $417,000 in license fee revenue resulting from a change in our estimated performance period from September 2011 to November 2007 under our collaboration with Procter & Gamble.

•

Decrease in contra-revenues. We did not record any contra-revenues during the third quarter of 2007. We previously recorded $355,000 of contra-revenues during the third quarter of 2006 related to our participation in a co-development arrangement with Genentech which concluded in August 2006.

Operating expenses for the third quarter of 2007 were $5,435,000 as compared to $5,972,000 for the third quarter of 2006, a decrease of $537,000, or 9%. The primary changes in research and development and general and administrative expenses are as follows:

•

Research and Development. Research and development spending was $3,203,000 for the third quarter of 2007 as compared to $3,669,000 for the same period in 2006, a decrease of $466,000, or 13%. Overall spending decreased as research funding for a majority of our programs under collaboration concluded during 2006 and the first half of 2007. As a result of the conclusion of research funding under these collaborations, we began reallocating certain of these resources in late 2006 to our preclinical development efforts for CUDC-101 and the other preclinical cancer programs that we are seeking to develop under our Targeted Cancer Drug Development Platform. Spending on CUDC-101 and such other cancer programs accounted for $2,603,000, or 81%, of our third quarter 2007 research and development expense.

•

General and Administrative. General and administrative spending was $2,231,000 for the third quarter of 2007 as compared to $2,302,000 for the same period in 2006, a decrease of $71,000, or 3%. The decrease in general and administrative expenses was due to decreases in several areas, most notably in stock-based compensation expense which decreased by $205,000 compared to the same period in the prior year. Occupancy costs decreased by $104,000 as a result of a facility lease termination on April 30, 2007, and consulting service fees also decreased by $100,000 primarily due to business development activities, which occurred in the prior year period. Offsetting these decreases, legal services increased $406,000 as a result of increased spending related to our patent portfolio.

For the nine month period ending September 30, 2007, we reported a net loss of $11,257,000 or ($0.22) per share, as compared to a net loss of $9,510,000 or ($0.19) per share for the same period in the prior year.

Net revenues for the nine months ended September 30, 2007 were $4,904,000 as compared to $8,868,000 for the same period in 2006, a decrease of $3,964,000, or 45%. The decrease in net revenues was the result of a decrease in research and development contract and license fee revenues, offset by a decrease in contra-revenues.

Operating expenses were $17,088,000 and $19,172,000 for the nine-month periods ended September 30, 2007 and 2006, respectively, a decrease of $2,084,000, or 11%. Research and development expenses were $9,546,000 for the nine months ended September 30, 2007 as compared to $10,994,000 for the same period in the prior year, a decrease of $1,448,000, or 13%. General and administrative expenses were $7,542,000 for the nine months ended September 30, 2007 as compared to $8,150,000 for the same period in the prior year, a decrease of $608,000, or 7%.

As of September 30, 2007, our cash, cash equivalents and marketable securities totaled $41,090,000 and there were 63,164,972 shares of common stock outstanding.

Third Quarter and Recent Highlights

In October 2007, our collaborator Genentech notified us that the initial objectives of a Phase I clinical trial of a systemically administered Hedgehog antagonist had been achieved and that Genentech had initiated an expansion cohort in its ongoing Phase I clinical trial, which is expected to enroll additional patients for preliminary signs of clinical response as well as the continued accumulation of Phase I safety data. As a result of the achievement of this clinical development milestone, we expect to receive a $3,000,000 cash payment from Genentech under our June 2003 collaboration agreement. Genentech determined that it was obligated to make the $3,000,000 cash payment because the Phase I clinical trial expansion cohort satisfied the criteria for a Phase II clinical trial under the parties’ collaboration agreement. Also in October, Genentech announced that it expected to make a decision regarding whether to advance the Phase I molecule into Phase II clinical testing during the fourth quarter of 2007.

In September 2007, we disclosed that our preclinical candidate CUDC-101 is being designed to potentially inhibit HDAC, EGFR and Her2, three validated cancer targets. We believe that CUDC-101 is the first-in-class compound under development to simultaneously inhibit HDAC, EGFR and Her2. We also disclosed for the first time the identity of HDAC as a core target in all of the multi-target inhibitor drug programs that we are developing under our Targeted Cancer Drug Development Platform.

In August 2007, we were notified by our collaborator Wyeth that preliminary data with a protein agonist of the Hedgehog signaling pathway showed promising results in an established, early preclinical cardiovascular animal model. These positive results are consistent with previously published third-party data in which upregulation of the Hedgehog pathway were demonstrated to be efficacious. Research using Hedgehog protein agonists in various cardiovascular disease models is ongoing at Wyeth under our February 2004 collaboration agreement.

In August 2007, we completed a private placement of 13,631,022 shares of newly issued common stock at a purchase price of $1.06375 per share, to selected institutional and accredited investors. We intend to use the $14,400,000 in net proceeds primarily to support our clinical and research and development efforts, working capital and other general corporate purposes. In addition, in connection with the private placement, we issued warrants to purchase 4,770,859 shares of common stock at an exercise price of $1.02 per share. The warrants expire on August 8, 2012 and we can require the mandatory exercise of the warrants in the event that our stock closing price on NASDAQ exceeds $2.50 per share for a period of 30 consecutive days.

“We have made significant progress on a number of programs in recent months,” said Daniel Passeri, MSc., J.D., Curis’ President and Chief Executive Officer. “We are pleased by Genentech’s decision to initiate a Phase I cohort expansion in October. We and Wyeth have also made strides on the preclinical development of a systemically administered Hedgehog protein drug candidate for cardiovascular applications and I look forward to further updates on both of these programs in the future.”

Mr. Passeri continued, “Our CUDC-101 IND-enabling development efforts are progressing well and we continue to expect that we will file an IND application for this drug candidate in the first quarter of 2008. In addition, we expect that our recent private placement will provide us with flexibility on development and partnering strategies related to CUDC-101 and other programs under our Targeted Cancer Drug Development Platform. While we are still pursuing a potential collaboration for the further development of CUDC-101, we are also beginning discussions with potential collaborators with respect to a separate collaboration on additional programs in our platform, most notably our Hsp90 inhibitor and our HDAC/Hsp90 multi-target inhibitor. A meaningful collaboration for a program other than CUDC-101 may provide Curis with the resources to continue proprietary development of CUDC-101 into at least early clinical testing, which may potentially provide our shareholders with greater value in the future when compared to our entry into a collaboration at the preclinical development stage.”

We will hold a conference call today, October 30, 2007, at 10:00 A.M. EDT, to discuss our financial results, additional corporate activities and the progress of CUDC-101, the other multi-target inhibitors that we are developing under our Targeted Cancer Drug Development Platform, and our product development programs under collaborations. Daniel Passeri will host the call.

To access the live conference call, please call (800) 329-9097 from the United States or Canada or (617) 614-4929 from other locations, shortly before 10:00 A.M. EDT. The conference ID number is 30281225. The conference call can also be accessed on the Curis website at www.curis.com in the Investors section. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EDT, Tuesday, November 13, 2007. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference the conference ID number 48805608.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Gross revenues	$1,312,202	$4,625,874	$4,903,712	$10,595,479
Contra-revenues from co-development with Genentech	—	(355,435)	—	(1,727,727)

Net revenues	1,312,202	4,270,439	4,903,712	8,867,752

Operating expenses:
Research and development	3,203,388	3,669,368	9,545,827	10,994,327
General and administrative	2,231,474	2,302,469	7,542,245	8,150,372
Amortization of intangible assets	—	—	—	27,050

Total operating expenses	5,434,862	5,971,837	17,088,072	19,171,749

Net loss from operations	(4,122,660)	(1,701,398)	(12,184,360)	(10,303,997)

Other income, net	404,360	164,771	927,743	794,181

Net loss	$(3,718,300)	$(1,536,627)	$(11,256,617)	$(9,509,816)

Basic and diluted net loss per common share	$(0.06)	$(0.03)	$(0.22)	$(0.19)

Basic and diluted weighted average common shares outstanding	57,534,767	49,146, 609	52,129,126	49,012,538

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2007	December 31, 2006
ASSETS
Cash, cash equivalents and marketable securities	$41,090,095	$36,656,007
Long-term investments – restricted	210,007	201,844
Accounts receivable	241,199	1,315,412
Property and equipment, net	2,837,937	4,393,604
Intangible assets, net	8,982,000	8,982,000
Other assets	506,030	719,386

Total assets	$53,867,268	$52,268,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$3,301,425	$3,504,659
Debt obligations	714,377	1,979,622
Deferred revenue	8,151,163	10,886,833

Total liabilities	12,166,965	16,371,114
Total stockholders’ equity	41,700,303	35,897,139

Total liabilities and stockholders’ equity	$53,867,268	$52,268,253

About Curis, Inc.

We are a drug development company that is committed to leveraging our innovative signaling pathway drug technologies to seek to create new medicines, primarily for cancer. In expanding our drug development efforts in the field of cancer through our Targeted Cancer Drug Development Platform, we are building upon our previous experiences in targeting signaling pathways in the areas of cancer, neurological disease and cardiovascular disease. For more information, visit our website at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including: our expectation that Genentech will make a decision on further Phase II clinical testing of the Phase I systemically administered Hedgehog antagonist during the fourth quarter of 2007, our plan to file an IND application for CUDC-101 with the FDA in the first quarter of 2008, and our belief that our advancement of CUDC-101 into early stage clinical testing may create greater value to our shareholders than entering into a preclinical collaboration. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “will”, “may” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause our actual results to be materially different from those indicated by such forward-looking statements including, among other things:

•

adverse results, delays and/or failures in our and our strategic collaborators’ product development programs, including without limitation adverse events, difficulties with patient enrollment and other unplanned delays in our systemically administered small molecule Hedgehog pathway antagonist compound currently under Phase I clinical development with Genentech and unplanned delays and/or failures in our efforts to advance CUDC-101 and our other programs under the Targeted Cancer Drug Development Platform;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by us and by our collaborators;
•

our and our collaborators’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on our technologies;

•	changes in, or our inability to execute, our business plan;
•	the risk that we do not obtain the additional funding required to conduct research and development of our product candidates;
•

unplanned cash requirements and expenditures which, among other things, could shorten the estimated period in which we will have cash to fund our operations and which could also adversely affect our estimated expenses for the remainder of 2007 and beyond;

•

risks relating to our ability to enter into and maintain important strategic collaborations, and the risk that our current and future collaborators will not perform adequately, including such risks with respect to our current collaboration agreements with Genentech and Wyeth;

•	competitive pressures; and
•	other risk factors identified in our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2007 and other filings that we periodically make with the Securities and Exchange Commission.

In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We disclaim any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.